Exhibit 10.5

RESTRICTED STOCK UNIT AGREEMENT

THIS AGREEMENT made as of the 8th day of December, 2015, between IDI, Inc. a Delaware corporation, (“Company”), and Frost Gamma Investments Trust (“Participant”). This Agreement shall be effective at the time that it is executed by both parties (“Effective Date”).

1. Award and Definitions.

(a) Shares. The Company hereby grants to the Participant the right to receive three million (3,000,000) shares of Common Stock upon the satisfaction of certain conditions (the “Restricted Stock Units”). Shares of the Common Stock shall be issued only upon the satisfaction of the terms and conditions set forth herein (such shares shall be referred to hereafter as the “Award Stock”). The grant of the Restricted Stock Units are subject to the Company obtaining stockholder approval of the shares of Common Stock underlying the Restricted Stock Unit grants under this Agreement at the Company’s next annual stockholders’ meeting.

(b) Definitions. For purposes of this Agreement, the following terms shall be defined as set forth below:

(i) “Change in Control” shall mean a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Regulation 1.409A-3(i)(5), as revised from time to time in either subsequent regulations or other guidance.

(ii) “Code” means the Internal Revenue Code of 1986, as amended.

(iii) “Common Stock” means the common stock, par value $0.0005 per share, of the Company or any class of common stock into which such common stock may hereafter be converted or for which such common stock may be exchanged pursuant to the Company’s certificate of incorporation or as part of a recapitalization, reorganization or similar transaction.

(iv) “Committee” means a committee of the Company’s board of directors consisting of two or more directors, none of whom shall be an officer or other salaried employee of the Company, and each of whom shall qualify in all respects as a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and as an “outside director” for purposes of Section 162(m) of the Code.

(v) “Section 409A” means Section 409A of the Code, and any legally binding guidance promulgated under Section 409A of the Code, including, without limitation, the Final Treasury Regulations.

2. Restricted Stock Units. Participant hereby accepts the Restricted Stock Units when issued and agrees as follows:

(a) Vesting. The Restricted Stock Units are fully vested.

(b) Transferability. The Restricted Stock Units may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of unless otherwise approved by the Committee.

(c) Distribution. The Company shall deliver a certificate evidencing shares of Award Stock to the Participant or direct its transfer agent to register such shares in book entry form, upon the earlier of: (i) Participant’s “separation from service” as defined for purposes of Section 409A, and any legally binding guidance promulgated under Section 409A or (ii) a Change in Control, (collectively, the “Delivery Event”); provided, however, that the delivery of shares shall be delayed until the earlier of (A) six months following separation from service, or (B) the Participant’s death, if necessary to comply with the requirements of Section 409A. All shares underlying Restricted Stock Units shall be delivered to Participant upon a Delivery Event regardless as to the reason triggering such Delivery Event (including the reason the Participant’s service is terminated).

3. Withholding. To the extent that this Agreement or the delivery of any Award Stock causes the Participant to be subject to any tax withholding obligations, Participant shall pay to the Company, or make arrangements satisfactory to the Company, regarding the payment of, any Federal, state, or local taxes of any kind required by law to be withheld; provided, however, Participant may, at his option and in accordance with Section 409A, elect to satisfy any and all tax withholdings by having the Company withhold a number of shares having a fair market value equal to the minimum amount of such tax withholdings.

4. Status as a Shareholder. Participant shall have no rights of a shareholder with respect to the Restricted Stock Units until Award Stock is issued to him pursuant to Section 2 above.

5. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.

6. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

7. Miscellaneous

(a) Administration. This Agreement shall be administered by the Compensation Committee, which shall have the full power and authority to take all actions, and to make all determinations not inconsistent with the specific terms and provisions of this Agreement deemed by the Committee to be necessary or appropriate to the administration of this Agreement.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

(c) Section 409A Compliance. It is intended that all compensation payable pursuant to this Agreement are exempt from or, alternatively, comply with Section 409A, and this Agreement will be interpreted, administered and operated accordingly. In the event that any provision of this Agreement is inconsistent with Section 409A or such guidance, then the applicable provisions of Section 409A shall supersede such inconsistent provision. Notwithstanding the foregoing, in no event will the Company or its subsidiaries, affiliates, or officers, directors, employees, or agents have any liability for failure of this Agreement to be exempt from or comply with Section 409A and none of the foregoing guarantees that this Agreement is exempt from or complies with Section 409A. For all purposes under Section 409A, Executive’s right to receive any payments pursuant to this Agreement shall be treated as a right to receive a separate and distinct payment, and any payments to be made in installments shall be deemed to be a series of separate payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of Company. A termination of service under this Agreement shall mean a “separation from service” under Section 409A.

(d) Entire Agreement; Amendments. This Agreement constitute the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof. This Agreement may not be amended, supplemented, or modified in whole or in part except by an instrument in writing signed by the party or parties against whom enforcement of any such amendment, supplement, or modification is sought and shall not be amended to the extent it would cause any adverse consequences to the Participant under Section 409A.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Participant has executed this Agreement, all as of the date first above written.

IDI, INC.

By:	/s/ Derek Dubner
Name:	Derek Dubner
Title:	Co-Chief Executive Officer

FROST GAMMA INVESTMENTS TRUST

By:	/s/ Phillip Frost, M.D.
Phillip Frost, M.D., Trustee

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